Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

May 15, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Prescott Holdings, Inc.
Franklin, TN

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933, filed by Prescott Holdings, Inc. of our report dated March 18, 2011, relating to the financial statements of Prescott Holdings, Inc., as of and for the period ending December 31, 2010, and the reference to us under the caption “Interests of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan